United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 18, 2009
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On March 18, 2009, the shareholders of Applied Signal Technology, Inc. (“Applied Signal” or the “Company”), approved an amendment to the Company’s 1993 Employee Stock Purchase Plan (the “Purchase Plan”) to increase by 500,000 the maximum number of shares of Common Stock that may be issued under the Purchase Plan, to a total of 5,400,000.

The Company’s shareholders have previously approved the reservation of 4,900,000 shares of the Company’s Common Stock (subject to adjustment upon certain changes in the capital structure of the Company) for issuance to employees under the Purchase Plan.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.69	Amendment to Applied Signal Technology, Inc. 1993 Employee Stock Purchase Plan.*

* Management contract or compensatory plan, contract, or arrangement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2009	Applied Signal Technology, Inc.
By: /s/ James E. Doyle James E. Doyle Chief Financial Officer

Exhibit 10.69

Amendment to Applied Signal Technology, Inc. 1993 Employee Stock Purchase Plan

WHEREAS, Applied Signal Technology, Inc. (the “Company”) desires to amend the Applied Signal Technology, Inc. 1993 Employee Stock Purchase Plan (as amended and in effect, the “Plan”) to (i) increase the aggregate number of shares authorized for issuance under the Plan by 500,000 shares of common stock of the Company (the “Plan Amendment”); and

WHEREAS, on November 15, 2008, subject to shareholder approval, the Board of Directors of the Company approved the Plan Amendment.

WHEREAS, on March 18, 2009, the shareholders of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 21 of the Plan, the Plan is hereby amended as follows:

Section 3 of the Plan is hereby amended by deleting such section in its entirety and substituting the following in lieu thereof:

3. Share Reserve. The maximum number of shares which may be issued under the Plan shall be 5,400,000 shares of Applied Signal’s authorized but unissued common stock (the “Shares”). In the event that any Purchase Right for any reason expires or is canceled or terminated, the Shares allocable to the unexercised portion of such Purchase Right may again be subjected to a Purchase Right.

RESOLVED, FURTHER, that the Plan Amendment is effective upon approval of the shareholders of the Company at the Annual Meeting of Shareholders held on March 18, 2009.

RESOLVED, FURTHER, that except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.